Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2019 FOURTH QUARTER

AND FULL YEAR RESULTS

NEW YORK, NY – February 20, 2020 – Medallion Financial Corp. (Nasdaq: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2019 fourth quarter and full year results.

2019 Fourth Quarter Highlights

•

Net income was $2.8 million, or $0.11 per share, compared to $9.2 million, or $0.38 per share, in the prior year period, which included a gain of $25.3 million as a result of the Company successfully deconsolidating Trust III in the 2018 fourth quarter

•	Net interest income was $26.6 million, primarily reflective of the contributions of the consumer lending segments

•	Net interest margin was 8.82% in the 2019 fourth quarter, up from 8.07% in the year ago quarter, reflecting the greater contribution of the higher yielding consumer and commercial segments

•	Net interest margins for the recreation and home improvement segments were 12.98% and 7.13%

•	Net income from the consumer and commercial segments totaled $7.2 million in the quarter

•	The total interest yield on the Company’s loan portfolio was 12.69% in the 2019 fourth quarter

•	Medallion loan exposure continued to be reduced, with the net portfolio at $109.4 million at quarter end which represented 7% of total assets

•	Total assets were $1.55 billion as of December 31, 2019

2019 Full Year Highlights

•	2019 earnings were $1.5 million compared to a loss of $25.0 million in 2018

•	2019 net income from Medallion’s consumer and commercial segments was $31.9 million

•	Net consumer loans grew 23% year over year

•	Consumer originations were $443.5 million for the year, up from $408.4 million in 2018

•	2019 net interest margin was 8.64%

•	Net cash flow from operations was $64.9 million

•	Total medallion loans 90 days or more past due were $2.6 million, or 2.0% of total medallion loans at the end of 2019

•	Net medallion loans dropped 30% from $155.9 million to $109.4 million at year end

Andrew Murstein, President of Medallion, stated, “2019 was a significant year for us as we turned the corner and moved forward with a profitable year, and delivered on the strategy we have laid out. We continued to reduce the Company’s medallion losses and portfolio, raised capital, and began the process to provide loan origination services to the fintech industry. Losses from our medallion exposure, in particular in the second half of the year, have been lower than in recent years. We completed both a private placement at Medallion Financial of investment grade debt, and an initial public offering of perpetual preferred stock at Medallion Bank, raising over $82 million in total during 2019. This will allow us to grow our consumer portfolio. This past July, we hired an experienced executive at Medallion Bank to build-out its Strategic Partnership Program with financial technology companies, which we hope will ultimately provide new opportunities for profits and growth through the generation of fee income, as well as providing portfolio diversification. We look forward to providing updates on our progress in building out this new program throughout the year, as we hope to have our first partnership established and operational in the next few months.

“Our consumer and commercial segments had a record breaking year after coming off a strong 2018, as net income before taxes from our mezzanine, home improvement and recreation lending divisions totaled $43 million in 2019. Specifically, we saw the consumer segments continue to thrive in the 2019 second half, as for the first time since the inception of Medallion Bank, we recorded back to back quarters of over $9 million of net income. Looking ahead, we forecast our consumer segments to experience solid growth in 2020, while maintaining good credit quality for the portfolio.

“At the end of the year, Medallion Capital, the lead driver in our commercial lending segment, had $40 million in capital, and Medallion Bank had $230 million in capital.”

Mr. Murstein continued: “The medallion loan portfolio remains at the lowest level since going public in 1996. We continue to monitor industry news, both from a legislative and regulatory standpoint, and remain optimistic that the recommendations and proposals being reviewed by the City of New York will stabilize the industry, and help alleviate the pressure put on the borrowers as a result of the e-hail industry.”

“Lastly, we were pleased to have been recognized in the broad-market Russell 3000® Index in June 2019. This has allowed us to strengthen our position within the investment community.”

Larry Hall, Chief Financial Officer, stated, “We recorded a net interest margin of 8.82% in the 2019 fourth quarter, the highest in 12 years, which resulted in the Company being able to end the year with a net interest margin of 8.64%. The total interest yield on the Company’s loan portfolio was 12.69% in the 2019 fourth quarter, the highest it has been since we withdrew our BDC election and consolidated Medallion Bank. As a result of the Bank’s public offering of preferred shares, the Bank ended 2019 with a Tier 1 leverage ratio of 19.56%. The fourth quarter income tax provision included a charge of $1.5 million or $0.06 per share, attributable to the change in the Company’s effective state income tax rate and its impact on the deferred tax liability.”

Consumer Lending Segments

Medallion’s net consumer lending portfolio as of December 31, 2019 was $940.0 million, compared to $761.5 million at the end of 2018. Net interest income for the 2019 fourth quarter was $27.0 million, compared to $23.6 million in the prior year period. The average interest rate on the portfolio was 14.54% at December 31, 2019, compared to 15.06% at the end of 2018. Consumer loan delinquencies 90 days or more past due as of December 31, 2019 were 0.64%, compared to 0.57% a year ago.

Commercial Lending Segment

The Company’s net commercial lending portfolio as of December 31, 2019 was $66.4 million, compared to $60.0 million at the end of the prior year period. The yield on the portfolio was 10.74% in the 2019 fourth quarter, compared to 14.33% in the 2018 fourth quarter. Net income for the 2019 fourth quarter was $0.366 million.

Medallion Lending Segment

The Company’s net medallion lending portfolio as of December 31, 2019 was $109.4 million, compared to $155.9 million at the end of 2018. The average interest rate on the medallion portfolio was 4.17%, compared to 4.43% a year ago. Total medallion loan delinquencies 90 days or more past due were $2.6 million, or 2.0% of the total portfolio, as of December 31, 2019, compared to $16.7 million or 9.4% of the total portfolio at the end of 2018. Total medallion loan delinquencies 30 days or more past due were $17.2 million as of December 31, 2019, or 13.6% of the total portfolio, compared to $28.1 million, or 15.9% of the total portfolio, at December 31, 2018. Medallion loans comprised 10% of the Company’s net loans receivable as of December 31, 2019, compared to 16% at the end of 2018.

*                *                 *

Conference Call Information

The Company will be hosting a conference call to discuss the 2019 fourth quarter and full year financial results on Friday, February 21, 2020 at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on our website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Friday, February 28, 2020, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13699052. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

*                *                 *

About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $8.8 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2018 Annual Report on Form 10-K and its other filings with the SEC.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Bank Holding Company Accounting			Combined(1)
	For the Three Months Ended December 31		For the Year Ended December 31
(Dollars in thousands, except shares and per share data)	2019	2018	2019	2018
Total interest income/total investment income	$35,864	$31,007	$132,562	$100,836
Total interest expense	9,277	8,004	35,045	28,367

Net interest income/net investment income	26,587	23,003	97,517	72,469
Provision for loan losses	6,162	10,227	43,013	59,008

Net interest income after provision for loan losses	20,425	12,776	54,504	13,461

Other income (loss)
Gain on deconsolidation of Trust III	—	25,325	—	25,325
Sponsorship and race winnings	2,734	3,769	18,742	14,368
Gain on sale of loans	—	(542)	—	4,946
Writedown of loan collateral in process of foreclosure	(177)	(827)	(4,381)	(2,188)
Other income	410	(98)	6,026	(445)

Total other income	2,967	27,627	20,387	42,006

Other expenses
Salaries and employee benefits	6,514	7,719	24,971	21,706
Collection costs	2,049	2,989	6,638	5,207
Race team related expenses	1,785	1,705	8,996	7,121
Professional fees	1,441	2,412	7,402	9,332
Loan servicing fees	1,402	1,157	5,253	3,470
Intangible asset impairment	—	5,615	—	5,615
Other expenses	3,752	4,094	14,921	13,738

Total other expenses	16,943	25,691	68,181	66,189

Income before income taxes/net investment loss	6,449	14,712	6,710	(10,722)
Income tax provision	(3,412)	(4,847)	(1,486)	(373)

Net income after income taxes/net investment loss after taxes	3,037	9,865	5,224	(11,095)

Net realized losses on investments, net of taxes	—	—	—	(26,319)
Net unrealized appreciation on investments, net of taxes	—	—	—	14,675

Net realized/unrealized losses on investments	—	—	—	(11,644)

Net income after income taxes/net decrease on net assets resulting from operations	3,037	9,865	5,224	(22,739)
Less: income attributable to non-controlling interests	274	693	3,758	2,307

Total net income (loss) attributable to Medallion Financial Corp.	$2,763	$9,172	$1,466	$(25,046)

Basic net income (loss) per share	$0.11	$0.38	$0.06	$(1.03)
Diluted net income (loss) per share	0.11	0.38	0.06	(1.03)

Weighted average common shares outstanding
Basic	24,361,680	24,237,841	24,342,979	24,214,978
Diluted	24,541,166	24,404,010	24,557,925	24,214,978

(1)	Balance includes the nine months ended December 31, 2018 under Bank Holding Company Accounting and the three months ended March 31, 2018 under Investment Company Accounting.

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except shares and per share data)	December 31, 2019	December 31, 2018
Assets
Cash and federal funds sold	$67,821	$57,713
Equity investments and investment securities	59,077	54,521
Loans	1,160,855	1,017,882
Allowance for loan losses	(41,720)	(36,395)

Net loans receivable	1,119,135	981,487

Loan collateral in process of foreclosure	52,711	49,495
Goodwill and intangible assets	203,339	204,785
Other assets	43,957	33,845

Total assets	$1,546,040	$1,381,846

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$20,632	$22,641
Deposits	951,651	848,040
Short-term borrowings	38,223	55,178
Deferred tax liabilities and other tax payables	10,486	6,973
Operating lease liabilities	12,738	—
Long-term debt	174,614	158,810

Total liabilities	1,208,344	1,091,642

Commitments and contingencies

Total stockholders’ equity	266,376	262,608

Non-controlling interests in consolidated subsidiaries	71,320	27,596

Total equity	337,696	290,204

Total liabilities and equity	$1,546,040	$1,381,846

Number of shares outstanding	24,646,559	24,434,357
Book value per share	$10.81	$10.75

5